Exhibit 99.1

Popular, Inc. Announces Second Quarter 2018 Financial Results

  Net income of $279.8 million and adjusted net income of $121.3 million for the second quarter of 2018, compared to a net income of $91.3 million for Q1 2018
  Net interest margin of 3.81% in Q2 2018, compared to 3.89% in Q1 2018
  Credit Quality (excluding loans previously classified as covered loans in prior period):
    Non-performing loans held-in-portfolio (“NPLs”) increased by $36.4 million from Q1 2018; NPLs to loans ratio at 2.6% vs. 2.5% in Q1 2018;
    Net charge-offs (“NCOs”) increased by $5.1 million; NCOs at 0.95% of average loans held-in-portfolio vs. 0.90% in Q1 2018;
    Provision expense of $60.1 million vs. $69.3 million in Q1 2018;
    Allowance for loan losses of $643.0 million vs. $607.0 million in Q1 2018, including the reclassification in Q2 of $33.6 million from the covered portfolio;
    Allowance for loan losses to loans held-in-portfolio at 2.61% vs. 2.52% in Q1 2018; and
    Allowance for loan losses to NPLs flat at 100.0%.
  Common Equity Tier 1 ratio of 17.46%, Common Equity per Share of $51.22 and Tangible Book Value per Share of $44.78 at June 30, 2018

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 23, 2018--Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported a net income of $279.8 million and an adjusted net income of $121.3 million for the second quarter ended June 30, 2018, compared to a net income of $91.3 million for the quarter ended March 31, 2018.

Ignacio Alvarez, President and Chief Executive Officer, said: “We are very pleased with the results for the second quarter. In addition to achieving a successful termination of our shared-loss agreements with the FDIC, we produced excellent financial results. These results were primarily driven by strong top line revenue growth in our Puerto Rico franchise, where the economy continues to recover from the impact of Hurricane Maria. We look forward to closing the acquisition of Wells Fargo’s auto loan business in Puerto Rico in the third quarter, which will contribute favorably to our earnings in the second half of the year.”

Significant Events

Early Termination of FDIC Shared-Loss Agreements

On May 22, 2018, Banco Popular de Puerto Rico, (“Banco Popular” or “BPPR”), Popular’s Puerto Rico banking subsidiary, entered into a Termination Agreement (the “Termination Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) to terminate all Shared-Loss Agreements in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank Puerto Rico through an FDIC-assisted transaction in 2010 (the “FDIC Transaction”).

As a result of the Termination Agreement, assets that were covered by the Shared-Loss Agreements, including covered loans in the amount of approximately $514.6 million and covered real estate owned assets in the amount of approximately $15.3 million as of March 31, 2018, were reclassified as non-covered. Banco Popular now recognizes entirely all credit losses, expenses, gains, and recoveries related to the formerly covered assets with no offset due to or from the FDIC.

As of March 31, 2018, the Corporation had an FDIC Loss Share Asset in its financial statements of $44.5 million related to the covered assets. Additionally, as part of the Shared-Loss Agreements, Banco Popular also had agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared-loss month, or upon the final disposition of all covered assets under the Shared-Loss Agreements, in the event losses on the Shared-Loss Agreements failed to reach expected levels. The estimated fair value of such true-up payment obligation at March 31, 2018 was approximately $171.0 million.

Under the terms of the Termination Agreement, Banco Popular made a payment of approximately $23.7 million, (the “Termination Payment”) to the FDIC as consideration for the termination of the Shared-Loss Agreements. Popular recorded a pre-tax gain of approximately $94.6 million, calculated based on the difference between the Termination Payment and the net amount of the true-up payment obligation and the FDIC Loss Share Asset, less related professional and advisory fees associated with the Termination Agreement. Net of income tax expense of $45.0 million, the Termination Agreement contributed $49.6 million to net income.

In June 2012, the Puerto Rico Department of the Treasury and the Corporation entered into a Tax Closing Agreement (the “Tax Closing Agreement”) to clarify the tax treatment related to the loans acquired in the FDIC Transaction in accordance with the provisions of the Puerto Rico Tax Code. The Tax Closing Agreement provides that these loans are capital assets and any principal amount collected in excess of the amount paid for such loans will be taxed as a capital gain. The Tax Closing Agreement further provides that the Corporation’s tax liability upon the termination of the Shared-Loss Agreements be calculated based on the “deemed sale” of the underlying loans. As a result, the Corporation recognized an income tax benefit of $108.9 million during the second quarter of 2018. This income tax benefit is composed of an increase in the deferred tax asset balance of $158.7 million related to the increase in tax basis as a result of the “deemed sale”, net of the additional income tax expense of $49.8 million associated with the “deemed sale” incremental tax liability at the capital gains rate per the Tax Closing Agreement.

The combined effect of the Termination Agreement and the Tax Closing Agreement was a contribution of $158.5 million to net income for the quarter ended June 30, 2018.

Acquisition of Wells Fargo’s Auto Finance Business in Puerto Rico

On February 14, 2018, Popular announced that Banco Popular agreed to acquire certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico. On May 31, 2018 Popular filed a notice with the Board of Governors of the Federal Reserve System in order for Popular Auto, LLC, BPPR’s direct, wholly-owned subsidiary, to be permitted to consummate the transaction. On July 5, 2018, Popular announced the completion of such regulatory clearance process. Popular also announced that the parties have agreed to close the transaction on August 1, 2018, subject to the satisfaction or waiver of customary closing conditions.

Earnings Highlights

(Unaudited)	Quarters ended			Six months ended
(Dollars in thousands, except per share information)	30-Jun-18	31-Mar-18	30-Jun-17	30-Jun-18	30-Jun-17
Net interest income	$414,136	$393,047	$374,479	$807,183	$736,577
Provision for loan losses	60,054	69,333	49,965	129,387	92,022
Provision for loan losses - covered loans [1]	-	1,730	2,514	1,730	1,155
Net interest income after provision for loan losses	354,082	321,984	322,000	676,066	643,400
FDIC loss-share income (expense)	102,752	(8,027)	(475)	94,725	(8,732)
Other non-interest income	132,057	121,524	117,268	253,581	241,394
Operating expenses	337,668	322,002	306,835	659,670	618,153
Income before income tax	251,223	113,479	131,958	364,702	257,909
Income tax (benefit) expense	(28,560)	22,155	35,732	(6,405)	68,738
Net income	$279,783	$91,324	$96,226	$371,107	$189,171
Net income applicable to common stock	$278,852	$90,393	$95,295	$369,245	$187,309
Net income per common share - Basic	$2.74	$0.89	$0.94	$3.63	$1.83
Net income per common share - Diluted	$2.73	$0.89	$0.94	$3.62	$1.83
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that were covered under the FDIC loss-sharing agreements, terminated on May 22, 2018.

Adjusted results – Non-GAAP

The Corporation prepared its Consolidated Financial Statement using accounting principles generally accepted in the U.S. (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on the reported basis, management monitors the “Adjusted net income” of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that “Adjusted net income” provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. “Adjusted net income” is a non-GAAP financial measure.

No adjustments are reflected for the first quarter of 2018.

(Unaudited)
(In thousands)	30-Jun-18
	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$279,783
Non-GAAP Adjustments:
Termination of FDIC Shared-Loss Agreements[1]	(94,633)	45,059	(49,574)
Tax Closing Agreement[1]	-	(108,946)	(108,946)
Adjusted net income (Non-GAAP)			$121,263
[1]Refer to the Significant Events section above for additional information.

Net interest income

Net interest income for the quarter ended June 30, 2018 was $414.1 million, compared to $393.0 million for the previous quarter. Net interest margin was 3.81% for the quarter compared to 3.89% for the previous quarter. The presentation of net interest income has been adjusted for the second quarter of 2018 to present the income from the loans acquired from Westernbank (“WB Loans”) in their respective loan segments. Previously, the Corporation presented the income associated with the WB Loans aggregated into a single line in its analysis of average balances and yields (Tables D and E). The presentation for prior periods has been adjusted accordingly, for comparative purposes.

The increase of $21.1 million in net interest income was mainly the result of the following:

Positive variances:

  Higher income from money market, trading and investments by $15.1 million due to a higher average volume of funds available to invest as a result of higher balance of deposits at BPPR, from public, retail and commercial depositors, and a higher yield by 6 basis points as a result of the increase in interest rates by 25 basis points late in the first quarter and in mid-June 2018 higher income from commercial loans by $4.7 million, or 6 basis points, due to higher yields, mostly in variable rate loans, as a result of increases in market interest rates, loan growth in Popular Bank (“Popular U.S.”) in a higher interest rate environment and one additional day in the quarter higher income from mortgage loans by $1.9 million, or 8 basis points, due mainly to higher yields related to fees collected on delayed loans payments that had been forgiven last quarter due to the moratorium granted as part of the Corporation’s hurricane relief efforts; and
  higher income from consumer loans by $5.0 million, or 42 basis points, due to the reserve for uncollectible interest and fees of $3.5 million recorded for credit cards during the first quarter and higher average balances and yields in the auto loan portfolio.

Negative variance:

  higher cost of interest-bearing deposits by $6.5 million, or 4 basis points, due mainly to higher average balances in NOW and money market and savings accounts, impacted primarily by public sector deposits and U.S. deposits to fund loan growth, partially offset by lower cost of time deposits.

BPPR’s net interest income amounted to $352.7 million for the quarter ended June 30, 2018, compared to $332.3 million in the previous quarter. The increase of $20.4 million in net interest income was mainly due to higher income from money market, trading and investment securities resulting from higher volumes and yields, as previously stated. Higher yields on the commercial and mortgage loan portfolios were mostly due to the increase in market rates and the end of the moratorium period during the first quarter. Higher income from the credit cards portfolio, due to the reserve for uncollectible interests and fees recorded in the first quarter, also contributed to the increase. These positive results were partially offset by higher interest expense on deposits. The net interest margin for the second quarter of 2018 was 4.07%, a decline of 7 basis points when compared to 4.14% for the previous quarter. The decrease in net interest margin was due to the composition of earning assets, which has shifted towards lower yielding assets as a result of higher balances of Fed Funds and investment securities. BPPR’s earning assets yielded 4.43%, compared to 4.49% in the previous quarter, while the cost of interest bearing deposits was 0.49%, or two basis points higher than the 0.47% reported in the previous quarter.

Net interest income for Popular U.S. was $75.5 million, for the quarter ended June 30, 2018, compared to $75.0 million during the previous quarter. The increase of $0.5 million in net interest income was mainly due to higher volume and yields on commercial and construction loans, partially offset by the related funding costs. Net interest margin for the quarter decreased 14 basis points to 3.47%, compared to 3.61% for the previous quarter. The decrease in net interest margin was mostly due to higher cost of deposits by $3.5 million, or 17 basis points as a result of an increase in deposits mostly raised through the U.S. online deposit platform. Popular U.S. earning assets yielded 4.44%, compared to 4.45% in the previous quarter, while the cost of interest bearing deposits was 1.17%, compared to 1.00% in the previous quarter.

Non-interest income

Non-interest income amounted to $234.8 million for the quarter ended June 30, 2018, compared to $113.5 million for the previous quarter. The increase of $121.3 million was mainly due to the gain of $102.8 million recorded during the second quarter as a result of the Termination Agreement with the FDIC. Excluding the favorable variance on the FDIC loss-share income (expense) of $110.8 million, non-interest income increased by $10.5 million primarily driven by:

  Higher other service fees by $2.3 million, mainly at BPPR, resulting from higher credit card interchange income due to higher transactional volumes and higher insurance fees due to policy renewals;
  favorable variance in adjustments to indemnity reserves of $2.4 million related to loans previously sold with credit recourse at BPPR; and
  higher other operating income by $6.1 million mainly due to modification fees received from FNMA for the successful completion of loss mitigation alternatives related to hurricane relief measures of $2.7 million and higher net earnings from the portfolio of investments under the equity method by $3.3 million.

These positive variances were partially offset by:

  Lower income on mortgage banking activities by $2.0 million mainly due to lower realized gains on closed derivatives positions by $3.3 million, partially offset by higher gains on securitization transactions by $1.4 million.

Refer to Table B for further details.

Operating expenses

Operating expenses amounted to $337.7 million for the second quarter of 2018, an increase of $15.7 million when compared to the first quarter of 2018. The most notable variances within operating expenses were the following:

  Higher professional fees by $10.9 million mainly due to professional and advisory expenses associated with the Termination Agreement with the FDIC of $8.1 million;
  higher business promotions by $4.8 million due to higher customer reward program expense and higher advertising costs at BPPR; and
  higher credit and debit card processing, volume, interchange and other expenses by $5.0 million as a result of a contingent incentive payment received by BPPR during the first quarter of 2018 for exceeding volume targets.

These increases were partially offset by:

  Lower personnel cost by $1.5 million due to lower commission, incentives and other bonuses; and
  lower other operating expenses by $4.1 million mainly due to lower provision for unused commitments by $2.6 million and lower sundry losses.

Full-time equivalent employees were 7,958 as of June 30, 2018, compared to 7,808 as of March 31, 2018. Increase in FTEs mainly related to summer internship programs, post-hurricane loan modification support and retail banking units.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended June 30, 2018, the Corporation recorded an income tax benefit of $28.6 million, compared to an income tax expense of $22.2 million for the previous quarter. As previously mentioned, the results for the second quarter include a pre-tax gain of $94.6 million resulting from the Termination Agreement with the FDIC and the related income tax expense of $45.0 million. The results also include an income tax benefit of $108.9 million related to the Tax Closing Agreement entered into in connection with the FDIC Transaction. Excluding the combined impact of these items, the income tax expense for the second quarter was $35.3 million, an effective tax rate of 23%, and an increase of approximately $13.0 million when compared to the first quarter of 2018, mainly due to higher taxable income.

The effective tax rate of the Corporation is impacted by the composition and source of its taxable income. For the year 2018, the Corporation expects its consolidated effective tax rate to be approximately 22%.

Credit Quality

The P.R. market continues to show signs of recovery after the devastation caused by Hurricanes Irma and María approximately 10 months ago. The second quarter results reflect some normalization, with some of the metrics near or better than pre-hurricane levels. Nonetheless, the Corporation continues to closely monitor its loan portfolios and related credit metrics, since uncertainties remain regarding Puerto Rico’s fiscal and economic outlook and the full effect of the hurricanes. The U.S. operation continued to reflect strong growth and favorable credit quality metrics, except for the U.S. taxi medallion portfolio acquired from the FDIC in the assisted sale of Doral Bank, which continues to reflect the pressure on medallion collateral values, particularly in the New York City metro area.

The following presents asset quality results for the second quarter of 2018. These results include the impact of the loans previously classified as “covered” as a result of the Shared-Loss Agreements entered into in connection with the FDIC Transaction and recently terminated pursuant to the Termination Agreement.

  Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $50.8 million quarter-over-quarter, mainly driven by higher inflows in the P.R. commercial and U.S. construction portfolios of $39.3 million and $17.9 million, respectively. The increase in the P.R. commercial portfolio was driven by two borrowers with an aggregate amount of $45.5 million. P.R. mortgage inflows remained stable after experiencing a significant increase in the previous quarter, prompted by the end of the payment moratorium. The increase in the U.S. construction portfolio was driven by a single borrower.
  Total non-performing loans held-in-portfolio increased by $36.4 million from the first quarter of 2018, driven by higher U.S. construction and P.R. mortgage NPLs of $17.9 million and $15.3 million, respectively. The U.S. construction NPL increase was driven by a single borrower. The P.R. mortgage NPLs increase was driven by loans which failed to make a payment after the end of the moratorium. The P.R. mortgage NPLs quarter-over-quarter increase includes $3.4 million related to loans previously classified as covered. At June 30, 2018, the ratio of NPLs to total loans held-in-portfolio was 2.6%, compared to 2.5% in the first quarter of 2018.
  Net charge-offs increased by $5.1 million from the first quarter of 2018, driven by higher P.R. commercial NCOs, mostly related to loans reserved in prior quarters. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was at 0.95%, compared to 0.90% in the first quarter of 2018. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses increased by $36.1 million from the first quarter of 2018 to $643.0 million. The P.R. segment ALLL increased by $33.6 million, principally driven by the reclassification of the allowance from loans previously classified as covered. The U.S. segment ALLL increased by $2.5 million when compared to the previous quarter, primarily related to the U.S. taxi medallions portfolio.
  The general and specific reserves totaled $523.7 million and $119.3 million, respectively, at quarter-end, compared with $490.0 million and $117.0 million, respectively, as of March 31, 2018. The ratio of the allowance for loan losses to loans held-in-portfolio was 2.61% in the second quarter of 2018, compared to 2.52% from the previous quarter. The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 100.0%.
  The provision for loan losses for the second quarter of 2018 decreased by $9.3 million. The P.R. provision decreased by $12.3 million, which includes a downward adjustment of $8.6 million to the environmental reserves associated with Hurricane Maria. The U.S. provision increased by $3.0 million from the previous quarter driven by the abovementioned incremental reserve for the U.S. taxi medallion portfolio. The provision to net charge-offs ratio was 104.2% in the second quarter of 2018, compared to 131.9% in the previous quarter.

Non-Performing Assets
(Unaudited)
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17
Total non-performing loans held-in-portfolio, excluding covered loans	$643,199	$606,796	$547,129
Other real estate owned (“OREO”), excluding covered OREO	142,063	153,061	181,096
Total non-performing assets, excluding covered assets	785,262	759,857	728,225
Covered loans and OREO	-	18,928	29,376
Total non-performing assets	$785,262	$778,785	$757,601
Net charge-offs for the quarter (excluding covered loans)	$57,614	$52,547	$57,484

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio	$24,608,516	$24,087,937	$22,918,271
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.61%	2.52%	2.39%
Allowance for loan losses to loans held-in-portfolio	2.61	2.52	2.22
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	99.97	100.03	93.07

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Six months ended
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	30-Jun-18	30-Jun-17
Provision for loan losses:
BPPR	$44,405	$56,718	$42,173	$101,123	$73,651
Popular U.S.	15,649	12,615	7,792	28,264	18,371
Total provision for loan losses - non-covered loans	$60,054	$69,333	$49,965	$129,387	$92,022
Provision for loan losses - covered loans	-	1,730	2,514	1,730	1,155
Total provision for loan losses	$60,054	$71,063	$52,479	$131,117	$93,177

Credit Quality by Segment
(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Jun-18	31-Mar-18	30-Jun-17
Provision for loan losses	$44,405	$56,718	$42,173
Net charge-offs	44,465	41,227	54,255
Total non-performing loans held-in-portfolio, excluding covered loans	589,838	573,516	517,382
Allowance / non-covered loans held-in-portfolio	3.14%	3.01%	2.66%

	Quarters ended
Popular U.S.	30-Jun-18	31-Mar-18	30-Jun-17
Provision for loan losses	$15,649	$12,615	$7,792
Net charge-offs	13,149	11,320	3,229
Total non-performing loans held-in-portfolio	53,361	33,280	29,747
Allowance / non-covered loans held-in-portfolio	1.16%	1.16%	0.94%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17
Cash and money market investments	$9,029,010	$7,264,086	$4,625,318
Investment securities	10,847,601	10,733,010	9,726,158
Loans not covered under loss-sharing agreements with the FDIC	24,608,516	24,087,937	22,918,271
Loans covered under loss-sharing agreements with the FDIC	-	514,611	536,341
Total assets	47,535,177	45,756,761	41,242,669
Deposits	39,377,561	37,134,093	33,122,033
Borrowings	1,869,774	2,130,465	1,968,419
Total liabilities	42,245,516	40,691,852	35,964,624
Stockholders’ equity	5,289,661	5,064,909	5,278,045

Total assets increased by $1.8 billion from the first quarter of 2018, driven by:

  A net increase of $1.8 billion in cash and money market investments at BPPR, mainly due to an increase in government demand and commercial checking deposits; and

Total liabilities increased by $1.6 billion from the first quarter of 2018, principally driven by:

  An increase of $2.2 billion in deposits mainly due to an increase in public demand and commercial checking deposits at BPPR. Refer to Table G for additional information on deposits.

Partially offset by:

  A decrease of $0.4 billion in other liabilities at BPPR, mainly due to a decrease in the liability for GNMA loans sold with an option to repurchase by $0.2 billion and the elimination of the true-up payment obligation with the FDIC of $0.2 billion as a result of the Termination Agreement with the FDIC, as previously stated.

Stockholders’ equity increased by approximately $224.8 million from the first quarter of 2018, principally due to net income for the quarter of $279.8 million, partially offset by higher unrealized losses on debt securities available-for-sale by $33.2 million, declared dividends of $25.6 million on common stock and $0.9 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 17.46%, $51.22 and $44.78, respectively, at June 30, 2018, compared to 16.80%, $49.07 and $42.61 at March 31, 2018. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives, and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations, the impact of Hurricanes Irma and Maria on us, our ability to timely and effectively consummate our acquisition and assumption of certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico, as well as the ability to successfully transition and integrate the business, unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the business or that are not subject to indemnification or reimbursement, and risks that the business may suffer as a result of the transaction, including due to adverse effects on relationships with customers, employees and service providers. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2017, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and in our Form 10-Q for the quarter ended June 30, 2018 to be filed with the SEC. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Monday, July 23, 2018 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet, and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, August 23, 2018. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10121650.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

POPULAR, INC.
Financial Supplement to Second Quarter 2018 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Six months ended
	30-Jun-18	31-Mar-18	30-Jun-17	30-Jun-18	30-Jun-17
Basic EPS	$2.74	$0.89	$0.94	$3.63	$1.83
Diluted EPS	$2.73	$0.89	$0.94	$3.62	$1.83
Average common shares outstanding	101,892,402	101,696,343	101,601,552	101,794,914	102,263,593
Average common shares outstanding - assuming dilution	102,031,955	101,837,212	101,708,703	101,932,477	102,387,246
Common shares outstanding at end of period	102,296,440	102,189,914	101,986,758	102,296,440	101,986,758

Market value per common share	$45.21	$41.62	$41.71	$45.21	$41.71

Market capitalization - (In millions)	$4,625	$4,253	$4,254	$4,625	$4,254

Return on average assets	2.40%	0.84%	0.94%	1.64%	0.95%
	.	.
Return on average common equity	20.84%	7.06%	7.24%	14.10%	7.19%

Net interest margin	3.81%	3.89%	4.02%	3.85%	4.05%

Common equity per share	$51.22	$49.07	$51.26	$51.22	$51.26

Tangible common book value per common share (non-GAAP) [1]	$44.78	$42.61	$44.71	$44.78	$44.71

Tangible common equity to tangible assets (non-GAAP) [1]	9.77%	9.66%	11.24%	9.77%	11.24%

Tier 1 capital	17.46%	16.80%	16.68%	17.46%	16.68%

Total capital	20.41%	19.74%	19.66%	20.41%	19.66%

Tier 1 leverage	9.82%	9.98%	10.48%	9.82%	10.48%

Common Equity Tier 1 capital	17.46%	16.80%	16.68%	17.46%	16.68%
[1] Refer to Table N for reconciliation to GAAP financial measures.

POPULAR, INC.
Financial Supplement to Second Quarter 2018 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance	Six months ended
(In thousands, except per share information)	30-Jun-18	31-Mar-18	Q2 2018 vs. Q1 2018	30-Jun-17	Q2 2018 vs. Q2 2017	30-Jun-18	30-Jun-17
Interest income:
Loans	$386,277	$373,584	$12,693	$367,669	$18,608	$759,861	$730,805
Money market investments	36,392	22,285	14,107	11,131	25,261	58,677	17,704
Investment securities	58,181	57,209	972	49,933	8,248	115,390	96,219
Total interest income	480,850	453,078	27,772	428,733	52,117	933,928	844,728
Interest expense:
Deposits	45,228	38,688	6,540	34,092	11,136	83,916	67,849
Short-term borrowings	1,752	2,013	(261)	1,115	637	3,765	2,210
Long-term debt	19,734	19,330	404	19,047	687	39,064	38,092
Total interest expense	66,714	60,031	6,683	54,254	12,460	126,745	108,151
Net interest income	414,136	393,047	21,089	374,479	39,657	807,183	736,577
Provision for loan losses - non-covered loans	60,054	69,333	(9,279)	49,965	10,089	129,387	92,022
Provision for loan losses - covered loans	-	1,730	(1,730)	2,514	(2,514)	1,730	1,155
Net interest income after provision for loan losses	354,082	321,984	32,098	322,000	32,082	676,066	643,400
Service charges on deposit accounts	37,102	36,455	647	41,073	(3,971)	73,557	80,609
Other service fees	62,876	60,602	2,274	59,168	3,708	123,478	115,343
Mortgage banking activities	10,071	12,068	(1,997)	10,741	(670)	22,139	22,110
Other-than-temporary impairment losses on debt securities	-	-	-	(8,299)	8,299	-	(8,299)
Net gain (loss), including impairment, on equity securities	234	(646)	880	19	215	(412)	181
Net profit (loss) on trading account debt securities	21	(198)	219	(655)	676	(177)	(933)
Adjustments (expense) to indemnity reserves on loans sold	(527)	(2,926)	2,399	(2,930)	2,403	(3,453)	(4,896)
FDIC loss-share income (expense)	102,752	(8,027)	110,779	(475)	103,227	94,725	(8,732)
Other operating income	22,280	16,169	6,111	18,151	4,129	38,449	37,279
Total non-interest income	234,809	113,497	121,312	116,793	118,016	348,306	232,662
Operating expenses:
Personnel costs
Salaries	78,008	78,397	(389)	77,703	305	156,405	156,079
Commissions, incentives and other bonuses	20,004	21,316	(1,312)	18,295	1,709	41,320	38,373
Pension, postretirement and medical insurance	9,363	9,929	(566)	10,723	(1,360)	19,292	20,100
Other personnel costs, including payroll taxes	16,957	16,210	747	10,227	6,730	33,167	26,136
Total personnel costs	124,332	125,852	(1,520)	116,948	7,384	250,184	240,688
Net occupancy expenses	22,425	22,802	(377)	22,265	160	45,227	43,041
Equipment expenses	17,775	17,206	569	16,250	1,525	34,981	32,220
Other taxes	10,876	10,902	(26)	10,740	136	21,778	21,709
Professional fees
Collections, appraisals and other credit related fees	4,228	3,058	1,170	3,779	449	7,286	7,602
Programming, processing and other technology services	54,547	51,305	3,242	51,569	2,978	105,852	99,660
Legal fees, excluding collections	4,907	5,763	(856)	2,314	2,593	10,670	5,610
Other professional fees	30,221	22,859	7,362	15,272	14,949	53,080	29,312
Total professional fees	93,903	82,985	10,918	72,934	20,969	176,888	142,184
Communications	5,382	5,906	(524)	5,899	(517)	11,288	11,848
Business promotion	16,778	12,009	4,769	13,366	3,412	28,787	24,942
FDIC deposit insurance	7,004	6,920	84	6,172	832	13,924	12,665
Other real estate owned (OREO) expenses	6,947	6,131	816	16,670	(9,723)	13,078	29,488
Credit and debit card processing, volume, interchange and other expenses	9,635	4,608	5,027	6,441	3,194	14,243	11,973
Other operating expenses
Operational losses	9,001	9,924	(923)	7,215	1,786	18,925	14,751
All other	11,286	14,432	(3,146)	9,591	1,695	25,718	27,955
Total other operating expenses	20,287	24,356	(4,069)	16,806	3,481	44,643	42,706
Amortization of intangibles	2,324	2,325	(1)	2,344	(20)	4,649	4,689
Total operating expenses	337,668	322,002	15,666	306,835	30,833	659,670	618,153
Income before income tax	251,223	113,479	137,744	131,958	119,265	364,702	257,909
Income tax (benefit) expense	(28,560)	22,155	(50,715)	35,732	(64,292)	(6,405)	68,738
Net income	$279,783	$91,324	$188,459	$96,226	$183,557	$371,107	$189,171
Net income applicable to common stock	$278,852	$90,393	$188,459	$95,295	$183,557	$369,245	$187,309
Net income per common share - basic	$2.74	$0.89	$1.85	$0.94	$1.80	$3.63	$1.83
Net income per common share - diluted	$2.73	$0.89	$1.84	$0.94	$1.79	$3.62	$1.83
Dividends Declared per Common Share	$0.25	$0.25	$-	$0.25	$-	$0.50	$0.50

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q2 2018 vs.
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	Q1 2018
Assets:
Cash and due from banks	$400,568	$280,077	$405,688	$120,491
Money market investments	8,628,442	6,984,009	4,219,630	1,644,433
Trading account debt securities, at fair value	41,637	42,386	42,205	(749)
Debt securities available-for-sale, at fair value	10,542,010	10,420,589	9,407,534	121,421
Debt securities held-to-maturity, at amortized cost	104,937	104,817	109,484	120
Equity securities	159,017	165,218	166,935	(6,201)
Loans held-for-sale, at lower of cost or fair value	73,859	77,701	69,797	(3,842)
Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	24,752,700	24,224,793	23,046,078	527,907
Loans covered under loss-sharing agreements with the FDIC	-	514,611	536,341	(514,611)
Less: Unearned income	144,184	136,856	127,807	7,328
Allowance for loan losses	643,018	640,578	540,014	2,440
Total loans held-in-portfolio, net	23,965,498	23,961,970	22,914,598	3,528
FDIC loss-share asset	-	44,469	52,583	(44,469)
Premises and equipment, net	548,432	544,109	546,986	4,323
Other real estate not covered under loss-sharing agreements with the FDIC	142,063	153,061	181,096	(10,998)
Other real estate covered under loss-sharing agreements with the FDIC	-	15,333	25,350	(15,333)
Accrued income receivable	165,592	157,340	136,104	8,252
Mortgage servicing assets, at fair value	164,025	166,281	188,728	(2,256)
Other assets	1,940,780	1,978,760	2,108,296	(37,980)
Goodwill	627,294	627,294	627,294	-
Other intangible assets	31,023	33,347	40,361	(2,324)
Total assets	$47,535,177	$45,756,761	$41,242,669	$1,778,416
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$9,392,263	$8,698,610	$7,481,732	$693,653
Interest bearing	29,985,298	28,435,483	25,640,301	1,549,815
Total deposits	39,377,561	37,134,093	33,122,033	2,243,468
Assets sold under agreements to repurchase	306,911	380,061	406,385	(73,150)
Other short-term borrowings	1,200	186,200	1,200	(185,000)
Notes payable	1,561,663	1,564,204	1,560,834	(2,541)
Other liabilities	998,181	1,427,294	874,172	(429,113)
Total liabilities	42,245,516	40,691,852	35,964,624	1,553,664
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,043	1,043	1,041	-
Surplus	4,302,946	4,300,936	4,263,370	2,010
Retained earnings	1,515,058	1,261,775	1,356,504	253,283
Treasury stock	(82,754)	(86,167)	(90,087)	3,413
Accumulated other comprehensive loss, net of tax	(496,792)	(462,838)	(302,943)	(33,954)
Total stockholders’ equity	5,289,661	5,064,909	5,278,045	224,752
Total liabilities and stockholders’ equity	$47,535,177	$45,756,761	$41,242,669	$1,778,416

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	30-Jun-18			31-Mar-18			30-Jun-17			Q2 2018 vs. Q1 2018			Q2 2018 vs. Q2 2017
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$19,257	$94.6	1.97%	$16,748	$79.5	1.91%	$14,018	$61.1	1.74%	$2,509	$15.1	0.06%	$5,239	$33.5	0.23%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	11,537	166.0	5.77	11,469	161.5	5.71	10,916	150.9	5.54	68	4.5	0.06	621	15.1	0.23
Construction	918	14.3	6.28	905	13.6	6.08	813	11.2	5.53	13	0.7	0.20	105	3.1	0.75
Mortgage	7,109	91.0	5.12	7,073	89.0	5.04	7,128	94.2	5.29	36	2.0	0.08	(19)	(3.2)	(0.17)
Consumer	3,805	102.2	10.77	3,807	97.1	10.35	3,724	99.6	10.73	(2)	5.1	0.42	81	2.6	0.04
Lease financing	850	12.7	5.99	819	12.3	5.99	727	11.8	6.48	31	0.4	-	123	0.9	(0.49)
Total loans	24,219	386.2	6.39	24,073	373.5	6.27	23,308	367.7	6.32	146	12.7	0.12	911	18.5	0.07
Total interest earning assets	$43,476	$480.8	4.43%	$40,821	$453.0	4.48%	$37,326	$428.8	4.60%	$2,655	$27.8	(0.05)%	$6,150	$52.0	(0.17)%
Allowance for loan losses	(645)			(634)			(537)			(11)			(108)
Other non-interest earning assets	4,019			4,063			4,282			(44)			(263)
Total average assets	$46,850			$44,250			$41,071			$2,600			$5,779

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$12,476	$15.7	0.51%	$11,194	$11.5	0.42%	$9,941	$8.9	0.36%	$1,282	$4.2	0.09%	$2,535	$6.8	0.15%
Savings	9,472	7.8	0.33	8,744	5.2	0.24	8,134	5.0	0.24	728	2.6	0.09	1,338	2.8	0.09
Time deposits	7,749	21.7	1.12	7,697	22.0	1.16	7,661	20.2	1.06	52	(0.3)	(0.04)	88	1.5	0.06
Total interest-bearing deposits	29,697	45.2	0.61	27,635	38.7	0.57	25,736	34.1	0.53	2,062	6.5	0.04	3,961	11.1	0.08
Borrowings	1,962	21.5	4.39	2,041	21.3	4.21	1,936	20.2	4.18	(79)	0.2	0.18	26	1.3	0.21
Total interest-bearing liabilities	31,659	66.7	0.85	29,676	60.0	0.82	27,672	54.3	0.79	1,983	6.7	0.03	3,987	12.4	0.06
Net interest spread			3.58%			3.66%			3.81%			(0.08)%			(0.23)%
Non-interest bearing deposits	8,966			8,434			7,204			532			1,762
Other liabilities	811			898			869			(87)			(58)
Stockholders' equity	5,414			5,242			5,326			172			88
Total average liabilities and stockholders' equity	$46,850			$44,250			$41,071			$2,600			$5,779

Net interest income / margin non-taxable equivalent basis		$414.1	3.81%		$393.0	3.89%		$374.5	4.02%		$21.1	(0.08)%		$39.6	(0.21)%

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Six months ended			Six months ended
	30-Jun-18			30-Jun-17			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$18,010	$174.1	1.94%	$13,225	$113.9	1.73%	$4,785	$60.2	0.21%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	11,503	327.5	5.74	10,885	298.5	5.53	618	29.0	0.21
Construction	911	27.9	6.18	818	22.0	5.44	93	5.9	0.74
Mortgage	7,091	180.0	5.08	7,182	189.4	5.27	(91)	(9.4)	(0.19)
Consumer	3,806	199.4	10.56	3,727	197.5	10.69	79	1.9	(0.13)
Lease financing	835	25.0	5.99	718	23.4	6.51	117	1.6	(0.52)
Total loans	24,146	759.8	6.33	23,330	730.8	6.30	816	29.0	0.03	-
Total interest earning assets	$42,156	$933.9	4.46%	$36,555	$844.7	4.65%	$5,601	$89.2	(0.19)%
Allowance for loan losses	(640)			(539)			(101)
Other non-interest earning assets	4,041			4,297			(256)
Total average assets	$45,557			$40,313			$5,244

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$11,838	$27.2	0.46%	$9,392	$17.4	0.38%	$2,446	$9.8	0.08%
Savings	9,110	13.0	0.29	7,928	9.9	0.25	1,182	3.1	0.04
Time deposits	7,723	43.7	1.14	7,708	40.5	1.06	15	3.2	0.08
Total interest-bearing deposits	28,671	83.9	0.59	25,028	67.8	0.55	3,643	16.1	0.04
Borrowings	2,001	42.8	4.30	1,980	40.3	4.09	21	2.5	0.21
Total interest-bearing liabilities	30,672	126.7	0.83	27,008	108.1	0.81	3,664	18.6	0.02
Net interest spread			3.63%			3.84%			(0.21)%
Non-interest bearing deposits	8,702			7,116			1,586
Other liabilities	855			883			(28)
Stockholders' equity	5,328			5,306			22
Total average liabilities and stockholders' equity	$45,557			$40,313			$5,244

Net interest income / margin non-taxable equivalent basis		$807.2	3.85%		$736.6	4.05%		$70.6	(0.20)%

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities
	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	Q2 2018 vs.Q1 2018	Q2 2018 vs.Q2 2017	30-Jun-18	30-Jun-17	2018 vs. 2017
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,425	$12,456	$13,021	$(31)	$(596)	$24,881	$26,473	$(1,592)
Mortgage servicing rights fair value adjustments	(4,622)	(4,307)	(8,046)	(315)	3,424	(8,929)	(14,000)	5,071
Total mortgage servicing fees, net of fair value adjustments	7,803	8,149	4,975	(346)	2,828	15,952	12,473	3,479
Net gain on sale of loans, including valuation on loans held-for-sale	2,460	1,057	7,250	1,403	(4,790)	3,517	12,631	(9,114)
Trading account (loss) profit:
Unrealized gains (losses) on outstanding derivative positions	45	(221)	83	266	(38)	(176)	43	(219)
Realized (losses) gains on closed derivative positions	(237)	3,083	(1,567)	(3,320)	1,330	2,846	(3,037)	5,883
Total trading account (loss) profit	(192)	2,862	(1,484)	(3,054)	1,292	2,670	(2,994)	5,664
Total mortgage banking activities	$10,071	$12,068	$10,741	$(1,997)	$(670)	$22,139	$22,110	$29

Other Service Fees
	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	Q2 2018 vs.Q1 2018	Q2 2018 vs.Q2 2017	30-Jun-18	30-Jun-17	2018 vs. 2017
Other service fees:
Debit card fees	$11,684	$11,638	$11,576	$46	$108	$23,322	$23,119	$203
Insurance fees	13,027	12,599	13,529	428	(502)	25,626	26,334	(708)
Credit card fees	22,658	21,683	19,305	975	3,353	44,341	37,581	6,760
Sale and administration of investment products	5,020	5,355	5,799	(335)	(779)	10,375	10,881	(506)
Trust fees	5,139	5,097	4,903	42	236	10,236	9,858	378
Other fees	5,348	4,230	4,056	1,118	1,292	9,578	7,570	2,008
Total other service fees	$62,876	$60,602	$59,168	$2,274	$3,708	$123,478	$115,343	$8,135

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	Q2 2018 vs. Q1 2018	Q2 2018 vs. Q2 2017
Loans not covered under FDIC loss-sharing agreements:
Commercial	$11,589,993	$11,468,507	$11,047,359	$121,486	$542,634
Construction	899,323	893,391	784,389	5,932	114,934
Legacy [1]	29,250	31,167	39,067	(1,917)	(9,817)
Lease financing	872,098	838,383	743,603	33,715	128,495
Mortgage	7,376,711	7,064,644	6,552,796	312,067	823,915
Consumer	3,841,141	3,791,845	3,751,057	49,296	90,084
Total non-covered loans held-in-portfolio	$24,608,516	$24,087,937	$22,918,271	$520,579	$1,690,245
Loans covered under FDIC loss-sharing agreements	-	514,611	536,341	(514,611)	(536,341)
Total loans held-in-portfolio	$24,608,516	$24,602,548	$23,454,612	$5,968	$1,153,904
Loans held-for-sale:
Mortgage	73,859	77,701	69,797	(3,842)	4,062
Total loans held-for-sale	$73,859	$77,701	$69,797	$(3,842)	$4,062
Total loans	$24,682,375	$24,680,249	$23,524,409	$2,126	$1,157,966
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
Deposits - Ending Balances
				Variance
(In thousands)	30-Jun-18	31-Mar-18	30-Jun-17	Q2 2018 vs. Q1 2018	Q2 2018 vs. Q2 2017
Demand deposits [1]	$15,813,188	$12,698,538	$11,194,860	$3,114,650	$4,618,328
Savings, NOW and money market deposits (non-brokered)	15,751,376	16,225,871	13,946,680	(474,495)	1,804,696
Savings, NOW and money market deposits (brokered)	389,912	414,441	424,303	(24,529)	(34,391)
Time deposits (non-brokered)	7,284,697	7,655,903	7,361,587	(371,206)	(76,890)
Time deposits (brokered CDs)	138,388	139,340	194,603	(952)	(56,215)
Total deposits	$39,377,561	$37,134,093	$33,122,033	$2,243,468	$6,255,528
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	30-Jun-18	As a % of loans HIP by category	31-Mar-18	As a % of loans HIP by category	30-Jun-17	As a % of loans HIP by category	Q2 2018 vs. Q1 2018	Q2 2018 vs. Q2 2017
Non-accrual loans:
Commercial	$164,949	1.4%	$158,279	1.4%	$166,864	1.5%	$6,670	$(1,915)
Construction	20,460	2.3	4,293	0.5	-	-	16,167	20,460
Legacy [1]	3,663	12.5	3,137	10.1	3,360	8.6	526	303
Lease financing	3,696	0.4	3,957	0.5	2,065	0.3	(261)	1,631
Mortgage	384,655	5.2	369,614	5.2	318,922	4.9	15,041	65,733
Consumer	65,776	1.7	67,516	1.8	55,918	1.5	(1,740)	9,858
Total non-performing loans held-in-portfolio, excluding covered loans	643,199	2.6%	606,796	2.5%	547,129	2.4%	36,403	96,070
Other real estate owned (“OREO”), excluding covered OREO	142,063		153,061		181,096		(10,998)	(39,033)
Total non-performing assets, excluding covered assets	785,262		759,857		728,225		25,405	57,037
Covered loans and OREO	-		18,928		29,376		(18,928)	(29,376)
Total non-performing assets [2]	$785,262		$778,785		$757,601		$6,477	$27,661
Accruing loans past due 90 days or more [3]	$901,473		$1,129,792		$391,569		$(228,319)	$509,904
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.61%		2.52%		2.39%
Allowance for loan losses to loans held-in-portfolio	2.61		2.52		2.22
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	99.97		100.03		93.07
Ratios including covered loans:
Non-performing assets to total assets	1.65%		1.70%		1.84%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.61		2.48		2.35
Allowance for loan losses to loans held-in-portfolio	2.61		2.60		2.30
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	99.97		104.95		97.98
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
[2] There were no non-performing loans held-for-sale as of June 30, 2018, March 31, 2018 and June 30, 2017.
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include loans rebooked, which were previously pooled into GNMA securities amounting to $298 million (March 31, 2018 - $535 million; June 30, 2017 - $48 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. These balances include $216 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of June 30, 2018 (March 31, 2018 - $194 million; June 30, 2017 - $160 million). Furthermore, the Corporation has approximately $66 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (March 31, 2018 - $57 million; June 30, 2017 - $57 million).

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-18			31-Mar-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$157,132	$1,147	$158,279	$161,226	$3,839	$165,065
Plus:
New non-performing loans	53,794	1,294	55,088	15,179	680	15,859
Advances on existing non-performing loans	647	-	647	-	-	-
Less:
Non-performing loans transferred to OREO	(1,831)	-	(1,831)	(2,674)	-	(2,674)
Non-performing loans charged-off	(9,758)	-	(9,758)	(4,789)	(231)	(5,020)
Loans returned to accrual status / loan collections	(37,203)	(273)	(37,476)	(11,810)	(3,141)	(14,951)
Ending balance NPLs	$162,781	$2,168	$164,949	$157,132	$1,147	$158,279

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-18			31-Mar-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$4,293	$-	$4,293	$-	$-	$-
Plus:
New non-performing loans	-	17,901	17,901	4,177	-	4,177
Advances on existing non-performing loans	-	-	-	116	-	116
Less:
Loans returned to accrual status / loan collections	(1,734)	-	(1,734)	-	-	-
Ending balance NPLs	$2,559	$17,901	$20,460	$4,293	$-	$4,293

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-18			31-Mar-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$357,967	$11,647	$369,614	$306,697	$14,852	$321,549
Plus:
New non-performing loans	103,844	3,658	107,502	108,075	2,955	111,030
Reclassification from covered loans	3,413	-	3,413	-	-	-
Less:
Non-performing loans transferred to OREO	(1,095)	-	(1,095)	(2,512)	-	(2,512)
Non-performing loans charged-off	(8,635)	(49)	(8,684)	(11,474)	(33)	(11,507)
Loans returned to accrual status / loan collections	(82,237)	(3,858)	(86,095)	(42,819)	(6,127)	(48,946)
Ending balance NPLs	$373,257	$11,398	$384,655	$357,967	$11,647	$369,614

Total non-performing loans held-in-portfolio (excluding consumer and covered loans):
	Quarter ended			Quarter ended
	30-Jun-18			31-Mar-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$519,392	$15,931	$535,323	$467,923	$21,730	$489,653
Plus:
New non-performing loans	157,638	23,797	181,435	127,431	3,763	131,194
Advances on existing non-performing loans	647	2	649	116	4	120
Reclassification from covered loans	3,413	-	3,413	-	-	-
Less:
Non-performing loans transferred to OREO	(2,926)	-	(2,926)	(5,186)	-	(5,186)
Non-performing loans charged-off	(18,393)	(49)	(18,442)	(16,263)	(264)	(16,527)
Loans returned to accrual status / loan collections	(121,174)	(4,551)	(125,725)	(54,629)	(9,302)	(63,931)
Ending balance NPLs	$538,597	$35,130	$573,727	$519,392	$15,931	$535,323

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	30-Jun-18					31-Mar-18					30-Jun-17
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$606,968		$33,610	$640,578		$590,182		$33,244	$623,426		$516,725		$27,771	$544,496
Provision for loan losses	60,054		-	60,054		69,333		1,730	71,063		49,965		2,514	52,479
	667,022		33,610	700,632		659,515		34,974	694,489		566,690		30,285	596,975
Net loans charged-off (recovered):
BPPR
Commercial	7,960		-	7,960		3,943		-	3,943		11,745		-	11,745
Construction	(301)		-	(301)		(208)		-	(208)		(2,370)		-	(2,370)
Lease financing	1,157		-	1,157		1,993		-	1,993		1,438		-	1,438
Mortgage	11,575		-	11,575		13,244		1,364	14,608		20,753		(538)	20,215
Consumer	24,074		-	24,074		22,255		-	22,255		22,689		15	22,704
Total BPPR	44,465		-	44,465		41,227		1,364	42,591		54,255		(523)	53,732

Popular U.S.
Commercial	10,132		-	10,132		6,830		-	6,830		(643)		-	(643)
Legacy [1]	(277)		-	(277)		(331)		-	(331)		(298)		-	(298)
Mortgage	18		-	18		(304)		-	(304)		462		-	462
Consumer	3,276		-	3,276		5,125		-	5,125		3,708		-	3,708
Total Popular U.S.	13,149		-	13,149		11,320		-	11,320		3,229		-	3,229
Total loans charged-off (recovered) - Popular, Inc.	57,614		-	57,614		52,547		1,364	53,911		57,484		(523)	56,961
Allowance transferred from covered to non-covered loans [2]	33,610		(33,610)	-		-		-	-		-		-	-
Balance at end of period	$643,018		$-	$643,018		$606,968		$33,610	$640,578		$509,206		$30,808	$540,014

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.95%			0.95%		0.90%			0.90%		1.01%			0.98%
Provision for loan losses to net charge-offs	1.04	x		1.04	x	1.32	x		1.32	x	0.87	x		0.92	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.01%			1.01%		0.96%			0.96%		1.28%			1.23%
Provision for loan losses to net charge-offs	1.00	x		1.00	x	1.38	x		1.37	x	0.78	x		0.83	x

Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio				0.81%					0.72%					0.22%
Provision for loan losses to net charge-offs				1.19	x				1.11	x				2.41	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
[2] Represents the allowance transferred from covered to non-covered loans at June 30, 2018, due to the Termination Agreement with the FDIC.

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

30-Jun-18
(Dollars in thousands)		Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$46,626	$-	$-	$47,515	$362	$24,836	$119,339
Impaired loans		$359,447	$20,460	$-	$517,308	$1,130	$112,485	$1,010,830
Specific ALLL to impaired loans		12.97%	-%	-%	9.19%	32.04%	22.08%	11.81%
General ALLL		$195,220	$7,702	$700	$138,951	$13,923	$167,183	$523,679
Loans held-in-portfolio, excluding impaired loans		$11,230,546	$878,863	$29,250	$6,859,403	$870,968	$3,728,656	$23,597,686
General ALLL to loans held-in-portfolio, excluding impaired loans		1.74%	0.88%	2.39%	2.03%	1.60%	4.48%	2.22%
Total ALLL		$241,846	$7,702	$700	$186,466	$14,285	$192,019	$643,018
Total non-covered loans held-in-portfolio		$11,589,993	$899,323	$29,250	$7,376,711	$872,098	$3,841,141	$24,608,516
ALLL to loans held-in-portfolio		2.09%	0.86%	2.39%	2.53%	1.64%	5.00%	2.61%
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

31-Mar-18
(Dollars in thousands)		Commercial	Construction	Legacy [2]	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$45,028	$474	$-	$46,915	$448	$24,150	$117,015
Impaired loans	[1]	$352,064	$4,293	$-	$519,922	$1,361	$103,583	$981,223
Specific ALLL to impaired loans	[1]	12.79%	11.04%	-%	9.02%	32.92%	23.31%	11.93%
General ALLL		$191,353	$9,275	$652	$111,113	$12,464	$165,096	$489,953
Loans held-in-portfolio, excluding impaired loans	[1]	$11,116,443	$889,098	$31,167	$6,544,722	$837,022	$3,688,262	$23,106,714
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.72%	1.04%	2.09%	1.70%	1.49%	4.48%	2.12%
Total ALLL		$236,381	$9,749	$652	$158,028	$12,912	$189,246	$606,968
Total non-covered loans held-in-portfolio	[1]	$11,468,507	$893,391	$31,167	$7,064,644	$838,383	$3,791,845	$24,087,937
ALLL to loans held-in-portfolio	[1]	2.06%	1.09%	2.09%	2.24%	1.54%	4.99%	2.52%
[1] Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.
[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$1,598	$(474)	$-	$600	$(86)	$686	$2,324
Impaired loans		$7,383	$16,167	$-	$(2,614)	$(231)	$8,902	$29,607
General ALLL		$3,867	$(1,573)	$48	$27,838	$1,459	$2,087	$33,726
Loans held-in-portfolio, excluding impaired loans		$114,103	$(10,235)	$(1,917)	$314,681	$33,946	$40,394	$490,972
Total ALLL		$5,465	$(2,047)	$48	$28,438	$1,373	$2,773	$36,050
Total non-covered loans held-in-portfolio		$121,486	$5,932	$(1,917)	$312,067	$33,715	$49,296	$520,579

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

30-Jun-18
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$46,626	$-	$45,039	$362	$23,553	$115,580
General ALLL non-covered loans	144,300	765	137,064	13,923	155,513	451,565
ALLL - non-covered loans	190,926	765	182,103	14,285	179,066	567,145
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	-	-	-	-
ALLL - covered loans	-	-	-	-	-	-
Total ALLL	$190,926	$765	$182,103	$14,285	$179,066	$567,145
Loans held-in-portfolio:
Impaired non-covered loans	$359,447	$2,559	$507,580	$1,130	$105,922	$976,638
Non-covered loans held-in-portfolio, excluding impaired loans	6,688,151	94,616	6,135,546	870,968	3,281,198	17,070,479
Non-covered loans held-in-portfolio	7,047,598	97,175	6,643,126	872,098	3,387,120	18,047,117
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	-	-	-	-
Covered loans held-in-portfolio	-	-	-	-	-	-
Total loans held-in-portfolio	$7,047,598	$97,175	$6,643,126	$872,098	$3,387,120	$18,047,117

31-Mar-18
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$45,028	$474	$44,419	$448	$22,955	$113,324
General ALLL non-covered loans	143,494	2,183	108,882	12,464	153,248	420,271
ALLL - non-covered loans	188,522	2,657	153,301	12,912	176,203	533,595
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	33,422	-	188	33,610
ALLL - covered loans	-	-	33,422	-	188	33,610
Total ALLL	$188,522	$2,657	$186,723	$12,912	$176,391	$567,205
Loans held-in-portfolio:
Impaired non-covered loans	$352,064	$4,293	$510,849	$1,361	$97,730	$966,297
Non-covered loans held-in-portfolio, excluding impaired loans	6,770,732	89,565	5,844,857	837,022	3,231,207	16,773,383
Non-covered loans held-in-portfolio	7,122,796	93,858	6,355,706	838,383	3,328,937	17,739,680
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	500,683	-	13,928	514,611
Covered loans held-in-portfolio	-	-	500,683	-	13,928	514,611
Total loans held-in-portfolio	$7,122,796	$93,858	$6,856,389	$838,383	$3,342,865	$18,254,291

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$1,598	$(474)	$620	$(86)	$598	$2,256
General ALLL non-covered loans	806	(1,418)	28,182	1,459	2,265	31,294
ALLL - non-covered loans	2,404	(1,892)	28,802	1,373	2,863	33,550
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	(33,422)	-	(188)	(33,610)
ALLL - covered loans	-	-	(33,422)	-	(188)	(33,610)
Total ALLL	$2,404	$(1,892)	$(4,620)	$1,373	$2,675	$(60)
Loans held-in-portfolio:
Impaired non-covered loans	$7,383	$(1,734)	$(3,269)	$(231)	$8,192	$10,341
Non-covered loans held-in-portfolio, excluding impaired loans	(82,581)	5,051	290,689	33,946	49,991	297,096
Non-covered loans held-in-portfolio	(75,198)	3,317	287,420	33,715	58,183	307,437
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	(500,683)	-	(13,928)	(514,611)
Covered loans held-in-portfolio	-	-	(500,683)	-	(13,928)	(514,611)
Total loans held-in-portfolio	$(75,198)	$3,317	$(213,263)	$33,715	$44,255	$(207,174)

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS
(Unaudited)

30-Jun-18
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,476	$1,283	$3,759
General ALLL	50,920	6,937	700	1,887	11,670	72,114
Total ALLL	$50,920	$6,937	$700	$4,363	$12,953	$75,873
Loans held-in-portfolio:
Impaired loans	$-	$17,901	$-	$9,728	$6,563	$34,192
Loans held-in-portfolio, excluding impaired loans	4,542,395	784,247	29,250	723,857	447,458	6,527,207
Total loans held-in-portfolio	$4,542,395	$802,148	$29,250	$733,585	$454,021	$6,561,399

31-Mar-18
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,496	$1,195	$3,691
General ALLL	47,859	7,092	652	2,231	11,848	69,682
Total ALLL	$47,859	$7,092	$652	$4,727	$13,043	$73,373
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$9,073	$5,853	$14,926
Loans held-in-portfolio, excluding impaired loans	4,345,711	799,533	31,167	699,865	457,055	6,333,331
Total loans held-in-portfolio	$4,345,711	$799,533	$31,167	$708,938	$462,908	$6,348,257

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$(20)	$88	$68
General ALLL	3,061	(155)	48	(344)	(178)	2,432
Total ALLL	$3,061	$(155)	$48	$(364)	$(90)	$2,500
Loans held-in-portfolio:
Impaired loans	$-	$17,901	$-	$655	$710	$19,266
Loans held-in-portfolio, excluding impaired loans	196,684	(15,286)	(1,917)	23,992	(9,597)	193,876
Total loans held-in-portfolio	$196,684	$2,615	$(1,917)	$24,647	$(8,887)	$213,142

Popular, Inc.
Financial Supplement to Second Quarter 2018 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	30-Jun-18	31-Mar-18	30-Jun-17
Total stockholders’ equity	$5,289,661	$5,064,909	$5,278,045
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(31,023)	(33,347)	(40,361)
Total tangible common equity	$4,581,184	$4,354,108	$4,560,230
Total assets	$47,535,177	$45,756,761	$41,242,669
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(31,023)	(33,347)	(40,361)
Total tangible assets	$46,876,860	$45,096,120	$40,575,014
Tangible common equity to tangible assets	9.77%	9.66%	11.24%
Common shares outstanding at end of period	102,296,440	102,189,914	101,986,758
Tangible book value per common share	$44.78	$42.61	$44.71

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
BScheiner@BPOP.com
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications